EXHIBIT 99.1

Contact:

Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS ANNOUNCES SUBMISSION OF SUPPLEMENTAL NDA TO

REINTRODUCE VALSTAR® TO TREAT BLADDER CANCER

LEXINGTON, MA, April 19, 2007 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has submitted a Supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) seeking approval to reintroduce VALSTAR® in the United States. VALSTAR was originally approved by the FDA in 1998 and is currently on the FDA Drug Shortages List.

VALSTAR was removed from the market in 2002 due to manufacturing issues involving the stability of an excipient (an inactive ingredient). The Company believes the stability issues have been resolved through the development of an improved manufacturing process.

“The submission of the VALSTAR sNDA is an important milestone for Indevus,” said Glenn L. Cooper, M.D., chief executive officer and chairman of Indevus. “VALSTAR is the only approved drug for the treatment of BCG-refractory bladder cancer in patients who are not candidates for surgical bladder removal. We are hopeful that we will be able to reintroduce VALSTAR to the marketplace by the end of 2007 and provide physicians and patients with a much needed treatment option. In addition, we believe VALSTAR has the potential to be effective in other clinical indications and we plan to begin exploring additional development opportunities that may result in expanding the overall VALSTAR market potential.”

About VALSTAR

VALSTAR is a sterile solution for intravesical (bladder) instillation of valrubicin, a chemotherapeutic anthracycline derivative. VALSTAR is the only product currently approved by the FDA for therapy of Bacillus Calmette-Guerin (BCG) – refractory carcinoma in situ (CIS) of the urinary bladder. VALSTAR is used in BCG-refractory bladder cancer patients who are not candidates for surgical bladder removal (cystectomy).

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s marketed products include SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, and DELATESTRYL® to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include SANCTURA XR™, the once-daily formulation of SANCTURA, SUPPRELIN®-LA for central precocious puberty, VALSTAR® for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and pagoclone for stuttering.

Forward-Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA®, SANCTURA XR™, NEBIDO® and VANTAS®; the early state of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, VALSTAR® and SUPPRELIN®-LA; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS and VALSTAR; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; changes in reimbursement policies and/or rates for SANCTURA, VANTAS, DELATESTRYL and any future products; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; the risk that the businesses of Indevus and Valera Pharmaceuticals, Inc. will not be integrated successfully during the period following the related merger; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; market acceptance for the merger and approved products; risks of regulatory review and clinical trials; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.